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Exhibit 5.2

[SCHRECK BRIGNONE LETTERHEAD]

November 12, 2003

Reddy Ice Group, Inc.
and the Nevada Subsidiary Guarantors (defined below)
3535 Travis Street, Suite 170
Dallas, Texas 75204

Re:	Reddy Ice Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special Nevada counsel to Reddy Ice Corporation, a Nevada corporation ("RIC"), Southern Bottled Water Company, a Nevada corporation ("SBIC"), and Reddy Ice IP, Inc. ("RIIP", and together with RIC and SBIC, the "Nevada Subsidiary Guarantors"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by Reddy Ice Group, Inc., a Texas corporation (the "Company"), to exchange up to $152,000,000 in aggregate principal amount of its 8 7/8% Senior Subordinated Notes due 2011 issued in a private offering on July 31, 2003 (the "Old Notes") for an equal aggregate principal amount the Company's 8 7/8% Senior Subordinated Notes due 2011 (the "Exchange Notes") and (ii) the guaranty by the Nevada Subsidiary Guarantors of the Exchange Notes. The Old Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture, dated as of July 31, 2003, among Cube Acquisition Corp. (whose obligations were assumed by the Company upon consummation of the merger of the Company with Cube Acquisition Corp.), Reddy Ice Holdings, Inc. (formerly known as CAC Holdings Corp.), and U.S. Bank National Association, as trustee (the "Trustee") (the "Original Indenture"), as supplemented by the First Supplemental Indenture thereto, dated as of August 15, 2003, among the Company, CAC Holdings, Corp., the subsidiary guarantors listed on the signature pages thereto and the Trustee (the "First Supplemental Indenture"). The Original Indenture, as supplemented by the First Supplemental Indenture, is referred to herein as the "Indenture". Capitalized terms used herein without definition have the meanings given to them in the Indenture.

        We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for the purpose of rendering this opinion and we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies or reproductions of originals of such documents, agreements, instruments and corporate records as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have also obtained from officers and other representatives of the Nevada Subsidiary Guarantors and the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of this rendering this opinion.

        Without limiting the generality of the foregoing, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed herein. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (ii) that each natural person executing any instrument, document, or agreement has sufficient legal capacity to do so; (iii) there are no oral or written modifications of or amendments to the documents we have examined, and there has been no waiver of any of the provisions thereof, by actions or conduct of the parties or otherwise; and (iv) all corporate records made available to us by the Nevada Subsidiary Guarantors and all public records we have reviewed are accurate and complete.

        We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the laws of the State of Nevada and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction or as to matters of municipal law or the laws of any other local agencies within the state. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws or regulations, including any federal securities laws and regulations, or any state securities or "Blue Sky" laws and regulations.

        Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

        1.     Each Nevada Subsidiary Guarantor is validly existing as a corporation in good standing under the laws of the State of Nevada.

        2.     Each Nevada Subsidiary Guarantor had (at the time of its execution and delivery) and has, as applicable, the corporate power and authority to execute and deliver the First Supplemental Indenture and to perform its obligations under the Indenture.

        3.     Each Nevada Subsidiary has duly authorized, executed and delivered the First Supplemental Indenture.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein under the caption "Legal Matters" in the prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Akin Gump Strauss Hauer & Feld LLP may rely on this opinion for the sole purpose of issuing its opinion, of even date herewith, to the Company, which opinion will also be filed as an exhibit to the Registration Statement.

                        Very truly yours,

                        SCHRECK BRIGNONE

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  Exhibit 5.2